Exhibit 21

LIST OF SUBSIDIARIES OF ENTRX CORPORATION

Metalclad Insulation Corporation

Metalclad Environmental Contractors

Eco-Metalclad, Inc.

Ecosistemas del Potosi, S.A. de C.V.

Consultoria Ambiental Total, S.A. de C.V.

Confinamiento Tecnico de Residuos Industriales, S.A. de C.V.